EXHIBIT 99.1

Photo Release -- PayMeOn Executes Share Exchange Agreement for Purchase of Remainder of ProdecoTech

Transaction Expected to Close Upon Completion of Certain Audit Considerations

FORT LAUDERDALE, Fla., April 14, 2015 (GLOBE NEWSWIRE) -- Paymeon, Inc. (OTCQB:PAYM) today announced execution of the Share Exchange Agreement for the purchase of the remaining portion (80.6%) of Prodeco Technologies, LLC that it doesn’t already own.

Paymeon will issue approximately 62.2 million shares of restricted Common Stock in exchange for all the remaining Membership Units of ProdecoTech. In addition, Paymeon will assume certain debt currently outstanding at ProdecoTech. ProdecoTech will become a wholly-owned subsidiary of Paymeon.

Upon closing of the transaction, the following will occur:

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Mr. Robert Provost will be appointed co-chief executive officer of Paymeon, Inc. and will remain sole chief executive officer of Prodeco Technologies. All current members of the ProdecoTech management team will remain in place.

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Messrs. Sam Jazayri, John Tavone, Vincent L. Celentano and Robert Provost will be appointed to Paymeon’s Board of Directors. Mr. Edward A. Cespedes will also remain a director.

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SamJack Prodeco Investments, LLC (controlled by Sam Jazayri and John Tavone) will appoint two additional members to the board of directors.

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All of Paymeon’s intercompany debt will be eliminated and all outstanding convertible debt will be converted into common shares.

According to Ed Cespedes, CEO of Paymeon, “We believe this acquisition brings us the premier electric bicycle manufacturer in the United States and the premier management team in the industry. There are so many exciting things happening at ProdecoTech that we simply can’t wait to get started.”

Robert Provost, CEO of ProdecoTech said, “After years of hard work and investment developing what we believe to be the highest quality products for the best price in the electric bicycle industry, we are excited to take the next logical step, raise the company’s profile and create value for our shareholders.”

The transaction is subject to various closing conditions.

Disclaimers

This press release includes management assumptions about our business prospects, financial forecasts, projections and other forward looking statements regarding PayMeOn, Inc. its business, prospects and potential transactions it is considering. This forward-looking information is based on management assumptions and expectations which, while considered reasonable by PayMeOn management as of the date of this press release, are subject to risks (including risks that transactions contemplated in this press release may not be consummated or that terms of transactions contemplated in this document may change), uncertainties, and other factors that may cause actual results and performance to materially differ from results or performance expressed or implied by the forward looking statements. In addition, there is no guarantee that PayMeOn will ever qualify for or seek a national market listing. A description of these risk factors can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission ("SEC"), and in our other filings with the SEC, which are available at www.sec.gov. PayMeOn, Inc. undertakes no obligation to publicly revise the forward-looking statements presented, except as required by law. This document is not intended to solicit any investment. Potential investors in PayMeOn should review PayMeOn's public filings prior to any investment.

Edward Cespedes

1-800-831-4743